Exhibit 10.2

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

As of August 11, 2013

Steven Zatz

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

Dear Steve,

This letter will confirm the terms of the amendment (“Amendment”) to your employment letter (the “Employment Letter”) with WebMD Health Corp. (the “Company” or “WebMD”) dated as of July 14, 2005, as amended on each of December 18, 2008, July 14, 2011 and March 5, 2013. The Employment Letter is amended, effective as of the date set forth at the top of this letter (the “Amendment Effective Date”), as follows:

1. Position. The first two sentences of Section 1 of the Employment Letter are hereby amended in their entirety to read as follows: “Effective August 11, 2013 (the “Amendment Effective Date”), you will serve in the position of President. In this role, you will report to the Chief Executive Officer of the Company or as the Board of Directors may direct and will assume and discharge such responsibilities as are commensurate with such position as such person may direct.”

2. Compensation (a) Section 2(a) of the Employment Letter is amended by increasing your base salary to $500,000 effective as of the Amendment Effective Date. (b) Section 2(b)(iii) is hereby amended in its entirety to read as follows: “For fiscal years subsequent to the year ending December 31, 2013, you will be eligible for an annual bonus, the target of which will be 150% of your base salary, but which amount will be determined in the sole discretion of the Compensation Committee.”

3. New Equity. Section 5 of the Employment Letter is hereby amended by adding a new subsection (e) and (f) to read as follows:

“(e) On the Amendment Effective Date, you will be granted 50,000 shares of restricted stock of WebMD (the “New Restricted Stock Grant”) under the terms of the Equity Plan. The New Restricted Stock Grant shall vest and the restrictions thereon shall lapse in equal annual installments of 25% commencing on the first anniversary of the Amendment Effective Date (full vesting on the fourth anniversary of the Amendment Effective Date), subject to your continued employment on each such vesting date (except as set forth in Section 6(a) below). The New Restricted Stock Grant will be subject to the terms of the Equity Plan and a restricted stock agreement to be entered into between you and the Company, which agreement will be in substantially the same form provided by the Company to its employees generally.

(f) On the Amendment Effective Date, you will be granted a nonqualified option (the “New Options”) to purchase 300,000 shares of the Company’s common stock under the Equity Plan. The per share exercise price is equal to the closing price of the Company’s common stock on the Amendment Effective Date and the New Options vest, subject to your continued employment on the applicable vesting dates (except as set forth in Section 6(a)), in equal annual installments of 25% commencing on the first anniversary of the Amendment Effective Date (full vesting on the fourth anniversary of the Amendment Effective Date). The New Options will have a term of ten years, subject to earlier termination in the event of termination of employment in accordance with the Equity Plan. The New Options will be evidenced by the Company’s form of option agreement.”

4. Termination of Employment. The third sentence of Section 6(a) is amended by inserting “(A)” after the words “In the event of” and inserting “or (B) you resign at any time after the one year anniversary of a Change of Control” after the parenthetical “(as defined below)”. In addition, clause (v) of the third sentence of such Section 6(a) is amended in its entirety to read as follows: “(v) any of your options to purchase shares of WebMD outstanding on the Amendment Effective Date (including, without limitation, the New Options), which remain outstanding at the time of such termination, will be deemed vested on the date of termination and shall remain outstanding as if you remained in the employ of the Company until the first anniversary of such date of termination (but no later than the original expiration date), (vi) each of the 2013 First Restricted Stock Grant, the 2013 Second Restricted Stock Grant and the New Restricted Stock Grant shall be deemed fully vested on the date of termination. The reference to “and (v)” in such third sentence shall be amended to read “and (vii)”.

5. Definition of Good Reason. The definition of Good Reason is hereby amended by (i) amending clause (ii) thereof in its entirety to read as follows: “the Company removing you from the position of President” and (ii) deleting the last proviso in the definition and replacing it with the following: “provided, however, that notwithstanding anything to the contrary, you shall not have Good Reason and it shall not be considered a breach of this Agreement if on or following a Change of Control, you are not serving in the position of President so long as you are engaged in transitional responsibilities and duties or otherwise act in a senior capacity.

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Except as modified by the terms of this Amendment, the terms of the Employment Letter (including, without limitation, Annex A thereto) remain in full force and effect. All references to the Employment Letter will be deemed references to the Employment Letter as amended by this Amendment. Defined terms used herein shall have the meaning ascribed to such terms under the Employment Letter. Please acknowledge your agreement to the terms of this Amendment, by signing and returning a copy to me.

Sincerely,

WEBMD HEALTH CORP.

/s/ Lewis H. Leicher
Name: Lewis H. Leicher
Title: Senior Vice President

Agreed to and Accepted by:

/s/ Steven Zatz, M.D.
Steven Zatz, M.D.

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